Exhibit 24
Power of Attorney
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David H. McElroy and Thomas J. Ahern as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign Arch Capital Finance LLC’s Annual Report on Form 10-K for the year ended December 31, 2016 and any and all amendments and supplements thereto, and to file the same with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ David H. McElroy David H. McElroy	President and Chief Executive Officer (Principal Executive Officer)	March 27, 2017
/s/ Thomas J. Ahern Thomas J. Ahern	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 23, 2017
/s/ Constantine Iordanou Constantine Iordanou	Chairman of the Board of Managers	March 27, 2017
/s/ Marc Grandisson Marc Grandisson	Manager	March 23, 2017
/s/ Mark D. Lyons Mark D. Lyons	Manager	March 28, 2017